Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Third Quarter Earnings

Whippany, New Jersey, August 3, 2017 -- Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its third quarter ended June 24, 2017.

Consistent with the seasonal nature of the propane and fuel oil businesses, the Partnership typically experiences a net loss in the third quarter of its fiscal year.  Net loss for the third quarter of fiscal 2017 was $29.7 million, or $0.48 per Common Unit, compared to a net loss of $29.6 million, or $0.49 per Common Unit, in the prior year third quarter.

Net loss and earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the third quarter of fiscal 2016 included a $9.8 million gain from the sale of certain assets and operations in a non-strategic market of the propane segment, partially offset by a $6.6 million charge related to the Partnership’s voluntary full withdrawal from a multi-employer pension plan covering certain employees acquired in the Inergy Propane acquisition. Excluding the effects of the foregoing items in the prior year and unrealized (non-cash) mark-to-market adjustments on derivative instruments in both years, Adjusted EBITDA (as defined and reconciled below) increased to $21.4 million for the third quarter of fiscal 2017 from $18.4 million in the prior year third quarter.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “We are very pleased to report an increase in our Adjusted EBITDA by $3.0 million, or 16.4%, compared to the prior year third quarter. These results are a testament to our solid operating platform and the ability of our people to focus on the things within their control -- providing exceptional customer service in every market we serve, prudently managing margins, driving cost savings through operating efficiencies, and concentrating on our growth and retention initiatives.”

Retail propane gallons sold in the third quarter of fiscal 2017 of 77.7 million gallons decreased 2.5 million gallons, or 3.1%, compared to the prior year third quarter. Sales of fuel oil and other refined fuels decreased approximately 0.5 million gallons, compared to the prior year. Although weather during the third quarter typically has less of an impact on volumes sold than it does during the heating season, volumes in the third quarter of fiscal 2017 were adversely impacted by warmer than normal temperatures, particularly during the month of April where average temperatures across all of the Partnership’s service territories (as measured by heating degree days) were 23% warmer than normal and 12% warmer than April 2016, according to the National Oceanic and Atmospheric Administration.  From an overall weather perspective, average temperatures across all of the Partnership’s service territories  for the third quarter of fiscal 2017 were 18% warmer than normal and 9% warmer than the prior year third quarter.

Revenues in the third quarter of fiscal 2017 of $222.9 million increased $17.8 million, or 8.7%, compared to the prior year third quarter, primarily due to higher retail selling prices associated with higher wholesale product costs, offset to an extent by lower volumes sold. Average propane prices (basis Mont Belvieu, Texas) and fuel oil prices were 27.9% and 8.6% higher than the prior year third quarter, respectively. Cost of products sold for the third quarter of fiscal 2017 of $92.1 million increased $16.6 million, or 22.0%, compared to the prior year third quarter, primarily due to higher wholesale product costs. Cost of products sold included a $0.7 million unrealized (non-cash) loss attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $0.1 million unrealized (non-cash) loss in the prior year third quarter. These unrealized losses are excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $110.0 million for the third quarter of fiscal 2017 were $7.8 million, or 6.6%, lower than the prior year third quarter, primarily due to lower payroll and benefit-related expenses attributable to a reduced headcount, and the charge recorded in the prior year third quarter for the multi-employer pension plan withdrawal discussed above.

Depreciation and amortization expense of $31.8 million decreased $0.5 million, or 1.4%, compared to the prior year third quarter. Net interest expense of $18.5 million decreased $0.1 million compared to the prior year third quarter. During the third quarter of fiscal 2017, the Partnership funded a portion of its cash needs with $11.3 million of incremental borrowings under its revolving credit facility.

As previously reported, the Partnership took proactive steps during the third quarter of fiscal 2017 to further strengthen its liquidity position by securing an amendment to its revolving credit facility. Under this amendment, the maximum consolidated leverage ratio was increased from 5.50 to 5.95 starting with the recently concluded quarter stepping down over time to the pre-amendment level of 5.50 by the fiscal quarter ending December 2018.  For the recently concluded quarter, the actual consolidated leverage ratio was 5.19, which was below both the 5.95 maximum in effect and the 5.50 maximum in effect prior to this amendment.

As previously announced on July 20, 2017, the Partnership’s Board of Supervisors has declared a quarterly distribution of $0.8875 per Common Unit for the three months ended June 24, 2017.  The distribution is payable on August 8, 2017 to Common Unitholders of record as of August 1, 2017.

Mr. Stivala stated, “As we reported at the end of the second quarter of fiscal 2017, our goals as we plan for fiscal 2018 include restoring our balance sheet strength to provide a better path toward long-term profitable growth. We also indicated that we would be undertaking a thorough assessment of customer demand trends and expectations under varying weather scenarios, following record warm winters in the past two seasons. As a result, pending finalization of our business plans for fiscal 2018, at its meeting on August 1, 2017 our Board of Supervisors discussed reducing the distribution level by up to 33% beginning with the quarterly distribution to be paid in November 2017 in respect of the fourth quarter of fiscal 2017.   A final decision on the amount of the reduction in the distribution level will not be made until the Board meets again in October to declare the fourth quarter distribution.”

Mr. Stivala concluded, “This has been, and continues to be, a deliberate and thorough process to evaluate the business under many different circumstances, all with the goal of best positioning the business for long-term profitable growth, starting with a return to strong financial metrics.  A reduction in the annualized distribution would enhance our distribution coverage ratio, provide excess liquidity to reduce leverage and, more importantly, provide enhanced financial flexibility to support our growth initiatives.”

Suburban Propane Partners, L.P. is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since

1928. The Partnership serves the energy needs of approximately 1.1 million residential, commercial, industrial and agricultural customers through 675 locations in 41 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•

Volatility in the unit cost of propane, fuel oil and other refined fuels, natural gas and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;
•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers or acquire new customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	The ability of management to continue to control expenses;
•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;
•	The impact of current conditions in the global capital and credit markets, and general economic pressures;
•	The operating, legal and regulatory risks the Partnership may face; and
•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 24, 2016 and other periodic reports filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

# # #

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Nine Months Ended June 24, 2017 and June 25, 2016

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 24, 2017	June 25, 2016	June 24, 2017	June 25, 2016
Revenues
Propane	$188,406	$172,322	$843,519	$752,013
Fuel oil and refined fuels	12,886	12,459	69,612	61,961
Natural gas and electricity	11,923	10,596	44,229	38,232
All other	9,680	9,722	33,420	32,890
	222,895	205,099	990,780	885,096

Costs and expenses
Cost of products sold	92,094	75,497	402,726	305,012
Operating	97,070	103,316	306,839	315,747
General and administrative	12,968	14,547	40,179	45,253
Depreciation and amortization	31,825	32,288	95,756	97,076
	233,957	225,648	845,500	763,088

Gain on sale of business	-	9,769	-	9,769
Operating (loss) income	(11,062)	(10,780)	145,280	131,777
Loss on debt extinguishment	-	-	1,567	292
Interest expense, net	18,502	18,638	54,820	56,383

(Loss) income before provision for income taxes	(29,564)	(29,418)	88,893	75,102
Provision for income taxes	152	180	308	423

Net (loss) income	$(29,716)	$(29,598)	$88,585	$74,679

Net (loss) income per Common Unit - basic	$(0.48)	$(0.49)	$1.45	$1.23
Weighted average number of Common Units outstanding - basic	61,290	61,004	61,227	60,947

Net (loss) income per Common Unit - diluted	$(0.48)	$(0.49)	$1.44	$1.22
Weighted average number of Common Units outstanding - diluted	61,290	61,004	61,410	61,127

Supplemental Information:
EBITDA (a)	$20,763	$21,508	$239,469	$228,561
Adjusted EBITDA (a)	$21,418	$18,395	$243,744	$230,689
Retail gallons sold:
Propane	77,712	80,184	350,188	351,545
Refined fuels	5,243	5,771	27,251	27,632
Capital expenditures:
Maintenance	$2,299	$3,186	$8,429	$13,703
Growth	$2,500	$4,370	$13,575	$18,558

(more)

(a)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP.  Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	June 24, 2017	June 25, 2016	June 24, 2017	June 25, 2016
Net (loss) income	$(29,716)	$(29,598)	$88,585	$74,679
Add:
Provision for income taxes	152	180	308	423
Interest expense, net	18,502	18,638	54,820	56,383
Depreciation and amortization	31,825	32,288	95,756	97,076
EBITDA	20,763	21,508	239,469	228,561
Unrealized (non-cash) losses on changes in fair value of derivatives	655	56	2,708	2,005
Loss on debt extinguishment	-	-	1,567	292
Gain on sale of business	-	(9,769)	-	(9,769)
Multi-employer pension plan withdrawal charge	-	6,600	-	6,600
Product liability settlement	-	-	-	3,000
Adjusted EBITDA	$21,418	$18,395	$243,744	$230,689

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”).  Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.